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                                        EXHIBIT 99.2
PRESS RELEASE

2950 North Loop West, Suite 700
Houston, TX  77092
PHONE: (713) 685-8062   FAX: (713) 683-7841

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NATCO Group Elects New Director                       Houston, December 9, 2004
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NATCO Group Inc. (NYSE: NTG) announced today that Julie H. Edwards, executive vice president-finance and administration and chief financial officer for Frontier Oil Corp., has been elected as a director and member of NATCO's audit committee.

Ms. Edwards, 45, joined Frontier in March 1991 as vice president, secretary and treasurer. She was named senior vice president and chief financial officer in August 1994 and, in April 2000, was named to her current position. From mid-1985 until 1991, she worked at Smith Barney, Harris Upham & Co., Inc., in New York and Houston, as an associate in corporate finance, then as vice president-corporate finance. Prior to that, she was an exploration geologist at Amerada Hess Corp. in Tulsa, Okla.

Ms. Edwards is a member of the board of directors of ONEOK, Inc., a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the US mid-continent area.

She earned a master's degree in business administration with concentration in finance in 1985 from the Wharton Graduate School and a bachelor's of science degree in geology and geophysics in 1980 from Yale College, Yale University.

"NATCO is delighted to be including a director of Ms. Edwards' caliber. Her energy industry background and expertise in corporate finance and accounting matters make her an ideal fit for our board," said John Clarke, NATCO Group chairman and chief executive officer.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for more than 75 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which identifies significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.


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